Exhibit (a)(1)(F)

KUSHCO HOLDINGS, INC.

Form of e-mail regarding confirmation of receipt of notice of election to participate in Option Exchange Program

Subject: Option Exchange Program—Personal and Confidential

KushCo Holdings, Inc. acknowledges receipt of your Notice of Election to participate in the Exchange Offer.

You may change your election with respect to one or more specific Eligible Option awards by delivering (1) a properly completed and signed Notice of Election to Participate in the Option Exchange Program that (i) bears the same or a later date than your previously properly completed, signed and delivered notice of election and (ii) is delivered to the Company at the following contact: optionexchange@kushco.com, subsequent to the delivery of your most recently submitted Notice of Election to Participate in the Option Exchange Program and (2) a properly completed and signed new Notice of Election to Participate in the Option Exchange Program (which will supersede your original Notice of Election to Participate in the Option Exchange Program) that (i) bears the same or a later date than your previously properly completed, signed and delivered Notice of Election to Participate in the Option Exchange Program and (ii) is delivered to the Company at the following contact: optionexchange@kushco.com, subsequent to the delivery of your most recently submitted Notice of Election to Participate in the Option Exchange Program.

You may withdraw your election altogether by delivering a properly completed and signed Notice of Withdrawal from Participation in the Option Exchange Program that: (i) bears the same or a later date than your previously properly completed, signed and delivered Notice of Election to Participate in the Option Exchange Program; and (ii) is delivered to the following contact: optionexchange@kushco.com, subsequent to, the delivery of your most recently submitted Notice of Election to Participate in the Option Exchange Program.

Delivery of your completed and signed Notice of Withdrawal from Participation in the Option Exchange Program may be by scanning and attaching it as an electronic file (in PDF or other readable format) to an e-mail sent to the relevant contact provided above (“Electronic Delivery”).

In order to be effective, the Company must receive your properly completed and signed Notice of Withdrawal from Participation in the Option Exchange Program via Electronic Delivery before 5:00 p.m. Pacific Time on Friday, August 28, 2020 (or such later date as may apply if the Exchange Offer is extended).

This notice does not constitute the “Offer to Exchange.” You should read the Tender Offer Statement on Schedule TO and exhibits, including the “Offer to Exchange,” dated July 31, 2020 as those documents contain important information about the Exchange Offer. You can access these documents at the SEC’s website at www.sec.gov. Neither KushCo Holdings, Inc. nor its Board of Directors is making any recommendation as to whether or not you should participate in the Exchange Offer. You must make your own decision as to whether or not to participate, and KushCo Holdings, Inc. strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.